SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d -1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                               (Amendment No. )(1)

                                INFONAUTICS, INC.
                                (Name of Issuer)

                     CLASS A COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    456662105
                                 (CUSIP Number)

                                    Copy to:
21st Century Communications
   Partners, L.P.                         Morrison Cohen Singer & Weinstein, LLP
767 Fifth Avenue, 45th Floor              750 Lexington Avenue
New York, New York 10153                  New York, New York 10022
Telephone (212) 754-8100                  Telephone (212) 735-8600

--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 16, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

--------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   - 1 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                   21st Century Communications Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      301,388 shares                            3.2%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      143,056 shares                            1.5%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      301,388 shares                            3.2%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      143,056 shares                            1.5%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 2 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                   21st Century Communications T-E Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                              Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      102,604 shares                            1.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      341,840 shares                            3.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      102,604 shares                            1.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      341,840 shares                            3.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 3 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                   21st Century Communications Foreign Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                              Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       40,452 shares                            0.4%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      403,992 shares                            4.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       40,452 shares                            0.4%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      403,992 shares                            4.2%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 4 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                   Sandler Investment Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                             New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 5 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                   Sandler Capital Management
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                             New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 6 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                        ARH Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                             Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 7 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                        ALCR Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                             New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 8 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                        MJDM Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                             New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 9 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                       Four JK Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                             Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 10 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                Infomedia Associates, Ltd.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                             New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 11 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                        Harvey Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                 OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 12 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                       Andrew Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                 OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 13 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                       Michael Marocco
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                 OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 14 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                       John Kornreich
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                 OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 15 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                       Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                 OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 16 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                       Irwin Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*             PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 17 of 33 -

CUSIP
No. 456662105                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification No. of Above Persons (Entities Only)
   |                                       Barry Fingerhut
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                 OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      444,444 shares                            4.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      444,444 shares                            4.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                444,444 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      4.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                  - 19 of 33 -

      This statement, dated November 16, 1998, relates to the reporting persons' ownership of the Class A Common Stock of Infonautics, Inc. (the "Issuer"). The reporting persons previously filed a statement on Schedule 13G, dated January 31, 1997.

ITEM 1.     SECURITY AND ISSUER

            (a) Class A Common Stock, no par value per share ("Class A Common Stock"), (CUSIP No. 456662105).
            (b)   Infonautics, Inc.
                  900 West Valley Road, Suite 1000
                  Wayne, Pennsylvania 19087


ITEM 2.     IDENTITY AND BACKGROUND

      1.(a) 21st Century Communications Partners, L.P., a limited partnership organized under the laws of the State of Delaware ("21st Century").
            (b)   Address: 767 Fifth Avenue, 45th Floor
                           New York, New York 10153
            (c)   Principal Occupation: Investments.
            (d)   No.
            (e)   No.

            SIP and Infomedia are the general partners of 21st Century. The limited partners of 21st Century include certain other investors.

      2.(a) 21st Century Communications T-E Partners, L.P., a limited partnership organized under the laws of the State of Delaware ("T-E").
            (b)   Address: 767 Fifth Avenue, 45th Floor
                           New York, New York 10153
            (c)   Principal Occupation: Investments.
            (d)   No.
            (e)   No.

            SIP and Infomedia are the general partners of T-E. The limited partners of T-E include certain other investors.

      3.(a) 21st Century Communications Foreign Partners, L.P., a limited partnership organized under the laws of the State of Delaware ("Foreign").
            (b)   Address: One Capitol Plaza, 3rd Floor
                           Shedden Road
                           George Town, Grand Cayman Island
                           British West Indies
            (c)   Principal Occupation: Investments.
            (d)   No.
            (e)   No.

                                  - 19 of 33 -

      4.(a) Sandler Investment Partners, L.P., a limited partnership organized under the laws of the State of New York ("SIP").
            (b)   Address: 767 Fifth Avenue, 45th Floor
                           New York, New York 10153
            (c)   Principal Business: Investments.
            (d)   No.
            (e)   No.

            SIP, 21st Century Management and Infomedia are the general partners of Foreign. The limited partners of Foreign include certain other investors.

      5.(a) Sandler Capital Management, a registered investment adviser and a general partnership organized under the laws of the State of New York ("SCM").
            (b)   Address: 767 Fifth Avenue, 45th Floor
                           New York, New York 10153
            (c)   Principal Occupation: Investments.
            (d)   No.
            (e)   No.

      6.(a) ARH Corp., a Delaware corporation.
            (b)   Address: 767 Fifth Avenue, 45th Floor
                           New York, New York 10153
            (c)   Principal Business: Investments.
            (d)   No.
            (e)   No.

      7.(a) ALCR Corp., a New York corporation.
            (b)   Address: 767 Fifth Avenue, 45th Floor
                           New York, New York 10153
            (c)   Principal Business: Investments.
            (d)   No.
            (e)   No.

      8.(a) MJDM Corp., a New York corporation.
            (b)   Address: 767 Fifth Avenue, 45th Floor
                           New York, New York 10153
            (c)   Principal Business: Investments.
            (d)   No.
            (e)   No.

      9.(a) Four JK Corp., a Delaware corporation.
            (b)   Address: 767 Fifth Avenue, 45th Floor
                           New York, New York 10153
            (c)   Principal Business: Investments.
            (d)   No.
            (e)   No.

                                  - 20 of 33 -

       10.(a) Infomedia Associates, Ltd., a New York corporation ("Infomedia").

              (b)   Address: 68 Wheatley Road
                             Brookville, New York 11545
              (c)   Principal Business: Investments.
              (d)   No.
              (e)   No.

       11.(a) Harvey Sandler is the sole shareholder of ARH Corp.
              (b)   Address: 767 Fifth Avenue, 45th Floor
                             New York, New York 10153
              (c)   Principal Occupation: Investments.
              (d)   No.
              (e)   No.
              (f)   Citizenship: United States.

              ARH Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign (the "21st Century Funds"). Harvey Sandler is the father of Andrew Sandler.

       12.(a) Andrew Sandler is the sole shareholder of ALCR Corp.
              (b)   Address: 767 Fifth Avenue, 45th Floor
                             New York, New York 10153
              (c)   Principal Occupation: Investments.
              (d)   No.
              (e)   No.
              (f)   Citizenship: United States.

              ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign. Andrew Sandler is the son of Harvey Sandler.

       13.(a) Michael J. Marocco, is the sole shareholder of MJDM Corp.
              (b)   Address: 767 Fifth Avenue, 45th Floor
                             New York, New York 10153
              (c)   Principal Business: Investments.
              (d)   No.
              (e)   No.
              (f)   Citizenship:  United States.

            MJDM Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

       14.(a) John Kornreich is the majority shareholder of Four JK Corp.
              (b)   Address: 767 Fifth Avenue, 45th Floor
                             New York, New York 10153
              (c)   Principal Business: Investments.
              (d)   No.

                                  - 21 of 33 -

              (e)   No.
              (f)   Citizenship:  United States.

              Four JK Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

       15.(a) Barry Rubenstein, a director of the Issuer and a shareholder, officer and director of Infomedia, a general partner of the 21st Century Funds.
              (b)   Address: 68 Wheatley Road
                             Brookville, New York 11545
              (c)   Principal Occupation: Investments.
              (d)   No.
              (e)   No.
              (f)   Citizenship:     United States.

       16.(a) Irwin Lieber, a shareholder, officer and director of Infomedia, a general partner of the 21st Century Funds.
              (b)   Address: 767 Fifth Avenue, 45th Floor
                             New York, New York 10153
              (c)   Principal Occupation:  Investments.
              (d)   No.
              (e)   No.
              (f)   Citizenship: United States.

       17.(a) Barry Fingerhut, a shareholder, officer and director of Infomedia, a general partner of the 21st Century Funds.
              (b)   Address: 767 Fifth Avenue, 45th Floor
                             New York, New York 10153
              (c)   Principal Occupation: Investments.
              (d)   No.
              (e)   No.
              (f)   Citizenship: United States.


ITEM 3.       Source and Amount of Funds or Other Consideration.

              The source of funds for the acquisition of the securities was the general working capital and other funds of 21st Century, T-E and Foreign.

              The amount of funds used in acquiring the shares of Class A Common Stock are set forth below:

                                  - 22 of 33 -

                                                                       Purchase
                                                                        Price
                                                                     ----------
21st Century Communications Partners, L.P.                           $1,696,732
21st Century Communications T-E Partners, L.P.                       $  577,488
21st Century Communications Foreign Partners, L.P.                   $  228,001


Item 4.       Purpose of Transaction.

              Other than Barry Rubenstein's capacity as director of the Issuer, and the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D except as set forth herein.


Item 5.       Interest in Securities of the Issuer.

              (a) The following list sets forth the aggregate number and percentage (based on 8,019,555 shares of Class A Common Stock outstanding as of September 30, 1998 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1998), of outstanding shares of Class A Common Stock beneficially owned by each reporting person named in Item 2 as of November 12, 1998:

                                  - 23 of 33 -

                                                                   Percentage of
                                                                     Shares of
                                               Shares of              Class A
                                             Class A Common         Common Stock
                                           Stock Beneficially       Beneficially
Name                                             Owned                 Owned
----                                             -----                 -----
21st Century Communications Partners, L.P.     444,444(2)              4.7%
21st Century Communications T-E
   Partners, L.P.                              444,444(2)              4.7%
21st Century Communications Foreign
   Partners, L.P.                              444,444(2)              4.7%
Sandler Investment Partners, L.P.              444,444(2)              4.7%
Sandler Capital Management                     444,444(2)              4.7%
Infomedia Associates, Ltd.                     444,444(2)              4.7%
ARH Corp.                                      444,444(2)              4.7%
ALCR Corp.                                     444,444(2)              4.7%
MJDM Corp.                                     444,444(2)              4.7%
Four JK Corp.                                  444,444(2)              4.7%
Harvey Sandler                                 444,444(2)              4.7%
Andrew Sandler                                 444,444(2)              4.7%
Michael Marocco                                444,444(2)              4.7%
John Kornreich                                 444,444(2)              4.7%
Barry Rubenstein                               444,444(2)              4.7%
Irwin Lieber                                   444,444(2)              4.7%
Barry Fingerhut                                444,444(2)              4.7%

----------
            21st Century has sole power to vote and dispose of 301,388 shares of Class A Common Stock, representing approximately 3.2% of the outstanding shares of Class A Common Stock and may be deemed to have shared power to vote and dispose of 143,056 shares of Class A Common Stock, representing approximately 1.5% of the outstanding shares of Class A Common Stock.

            T-E has sole power to vote and dispose of 102,604 shares of Class A Common Stock, representing approximately 1.1% of the outstanding shares of Class A Common Stock and may be

----------
      (2) Includes 301,388 shares of Class A Common Stock held by 21st Century, 102,604 shares of Class A Common Stock held by T-E and 40,452 shares of Class A Common Stock held by Foreign. Each of 21st Century, T-E, Foreign, SIP, SCM, ARH Corp., ALCR Corp., MJDM Corp., Four JK Corp., Infomedia, Harvey Sandler, Andrew Sandler, Michael Marocco, John Kornreich, Barry Rubenstein, Irwin Lieber and Barry Fingerhut disclaims beneficial ownership of these securities except to the extent of his/its respective equity interest therein.

                                  - 24 of 33 -
deemed to have shared power to vote and dispose of 341,840 shares of Class A Common Stock, representing approximately 3.6% of the outstanding shares of Class A Common Stock.

            Foreign has sole power to vote and dispose of 40,452 shares of Class A Common Stock, representing approximately 0.4% of the outstanding shares of Class A Common Stock and may be deemed to have shared power to vote and dispose of 403,992 shares of Class A Common Stock, representing approximately 4.2% of the outstanding shares of Class A Common Stock.

            By virtue of being a general partner of 21st Century, T-E and Foreign, Infomedia may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being a general partner of 21st Century, T-E and Foreign, Sandler Investment Partners may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being the sole shareholder of MJDM Corp., Michael Marocco may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being a general partner of Sandler Capital Management, ARH Corp. may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being a general partner of Sandler Capital Management, ALCR Corp. may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.


                                  - 25 of 33 -

            By virtue of being a general partner of Sandler Capital Management, MJDM Corp. may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being a general partner of Sandler Capital Management, Four JK Corp. may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock, representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being a shareholder, officer and director of Infomedia, Barry Rubenstein may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being a shareholder, officer and director of Infomedia, Irwin Lieber may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            By virtue of being a shareholder, officer and director of Infomedia, Barry Fingerhut may be deemed to have shared power to vote and dispose of 444,444 shares of Class A Common Stock representing approximately 4.7% of the outstanding shares of Class A Common Stock.

            (c) The following is a description of all transactions in shares of Class A Common Stock of the Issuer by the reporting persons identified in
Item 2 of this Schedule 13D effected from September 16, 1998 through November 16, 1998 inclusive:

                                                          Number of
                                                          Shares of
                                                            Class A     Purchase
                                              Date of       Common      or Sale
                                            Purchase or     Stock      Price Per
Name of Shareholder                            Sale       Purchased      Share
-------------------                            ----       (or Sold)    ---------
                                                          ---------
21st Century Communications Partners, L.P.   11/13/98     (203,409)      $6.72
                                             11/16/98      (67,803)      $6.85
21st Century Communications T-E Partners,
   L.P.                                      11/13/98      (69,207)      $6.72
                                             11/16/98      (23,069)      $6.85
21st Century Communications Foreign
   Partners, L.P.                            11/13/98      (27,384)      $6.72
                                             11/16/98       (9,128)      $6.85

            (d) No person other than the reporting persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of Class A Common Stock.

                                  - 26 of 33 -

            (e) Effective November 16, 1998, the reporting persons ceased to be the beneficial owners of more than five (5%) percent of the Class A Common Stock.

Item 6.     Contracts, Agreements, Understandings or
            Relationships with Respect to Securities of the Issuer.

            Not Applicable.

Item 7.     Material to be Filed as Exhibits.

            Exhibit A - Agreement effective as of November 16,1998, among the reporting persons by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13(d)-1(f).

                                  - 27 of 33 -

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this Schedule is true, complete and correct.

Dated: December 2, 1998


                                       21ST CENTURY COMMUNICATIONS
                                          PARTNERS, L.P.
                                       By:  Sandler Investment Partners, L.P.,
                                            General Partner
                                       By:  Sandler Capital Management, General
                                            Partner
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       21ST CENTURY COMMUNICATIONS T-E
                                          PARTNERS, L.P.
                                       By:  Sandler Investment Partners, L.P.,
                                            General Partner
                                       By:  Sandler Capital Management, General
                                            Partner
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       21ST CENTURY COMMUNICATIONS
                                          FOREIGN PARTNERS, L.P.
                                       By:  Sandler Investment Partners, L.P.,
                                            General Partner
                                       By:  Sandler Capital Management, General
                                            Partner
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                  - 28 of 33 -

                                       SANDLER INVESTMENT PARTNERS, L.P.
                                       By:  Sandler Capital Management, General
                                            Partner
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       SANDLER CAPITAL MANAGEMENT
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       ARH CORP.

                                       By:  Edward Grinacoff
                                          --------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       ALCR CORP.

                                       By:  Moira Mitchell
                                          --------------------------------
                                            Name:  Moira Mitchell
                                            Title: Secretary and Treasurer

                                       MJDM CORP.

                                       By:  Edward Grinacoff
                                          --------------------------------
                                            Name:  Edward Grinacoff
                                            Title: President and Treasurer

                                       FOUR JK CORP.

                                       By:  Edward Grinacoff
                                          --------------------------------
                                            Name:  Edward Grinacoff
                                            Title: President

                                  - 29 of 33 -

                                             Harvey Sandler
                                          --------------------------------
                                             Harvey Sandler

                                             Andrew Sandler
                                          --------------------------------
                                             Andrew Sandler

                                             Michael Marocco
                                          --------------------------------
                                             Michael Marocco

                                             John Kornreich
                                          --------------------------------
                                             John Kornreich

                                             Irwin Lieber
                                          --------------------------------
                                             Irwin Lieber

                                             Barry Rubenstein
                                          --------------------------------
                                             Barry Rubenstein

                                             Barry Fingerhut
                                          --------------------------------
                                             Barry Fingerhut

                                       INFOMEDIA ASSOCIATES, LTD.

                                       By:   Barry Rubenstein
                                          --------------------------------
                                             Barry Rubenstein, President



                                  - 30 of 33 -

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock, no par value per share, of INFONAUTICS, INC. and that this Agreement be filed as an Exhibit to such statement on
Schedule 13D.

      IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 2nd day of December, 1998.

                                       21ST CENTURY COMMUNICATIONS
                                          PARTNERS, L.P.

                                       By:  Sandler Investment Partners, L.P.,
                                            General Partner

                                       By:  Sandler Capital Management, General
                                            Partner
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       21ST CENTURY COMMUNICATIONS T-E
                                          PARTNERS, L.P.
                                       By:  Sandler Investment Partners, L.P.,
                                            General Partner
                                       By:  Sandler Capital Management, General
                                            Partner
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       21ST CENTURY COMMUNICATIONS
                                          FOREIGN PARTNERS, L.P.
                                       By:  Sandler Investment Partners, L.P.,
                                            General Partner
                                       By:  Sandler Capital Management, General
                                            Partner
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                  - 31 of 33 -

                                       SANDLER INVESTMENT PARTNERS, L.P.
                                       By:  Sandler Capital Management, General
                                            Partner
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       SANDLER CAPITAL MANAGEMENT
                                       By:  ARH Corp., General Partner

                                       By:  Edward Grinacoff
                                          --------------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       ARH CORP.

                                       By:  Edward Grinacoff
                                          --------------------------------------
                                            Name:  Edward Grinacoff
                                            Title: Secretary and Treasurer

                                       ALCR CORP.

                                       By:  Moira Mitchell
                                          --------------------------------------
                                            Name:  Moira Mitchell
                                            Title: Secretary and Treasurer

                                       MJDM CORP.

                                       By:  Edward Grinacoff
                                          --------------------------------------
                                            Name:  Edward Grinacoff
                                            Title: President and Treasurer

                                       FOUR JK CORP.

                                       By:  Edward Grinacoff
                                          --------------------------------------
                                            Name:  Edward Grinacoff
                                            Title: President

                                  - 32 of 33 -

                                            Harvey Sandler
                                          --------------------------------------
                                            Harvey Sandler

                                            Andrew Sandler
                                          --------------------------------------
                                             Andrew Sandler

                                            Michael Marocco
                                          --------------------------------------
                                            Michael Marocco

                                            John Kornreich
                                          --------------------------------------
                                            John Kornreich

                                            Irwin Lieber
                                          --------------------------------------
                                            Irwin Lieber

                                            Barry Rubenstein
                                          --------------------------------------
                                            Barry Rubenstein

                                            Barry Fingerhut
                                          --------------------------------------
                                            Barry Fingerhut

                                       INFOMEDIA ASSOCIATES, LTD.

                                       By:  Barry Rubenstein
                                          --------------------------------------
                                            Barry Rubenstein, President

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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